EXHIBIT 10.8

                      JULY 24, 1997 AMENDMENT TO OPTION AND
                            STOCK PURCHASE AGREEMENT




                                    AGREEMENT



     This  Agreement  is entered into as of the 24th day of July,  1997,  by and
between  CARACAS  VIVA  VISION  T.V.,   S.A.   (AViva@)  and  WIRELESS  CABLE  &
COMMUNICATIONS, INC. (AWCCI@).

     A. WCCI, Viva and the shareholders of Viva, including Comunicaciones Centuri\n, S.A. (ACenturi\n@), Promotora Perfil 47 (APP47@) Caribbean Communications Group, S.A. (ACCG@) and Donald Williams (AWilliams@) (CCG and Williams being hereinafter referred to as Athe Shareholders@), have entered into an OPTION AND STOCK PURCHASE AGREEMENT, dated November 8, 1996, as amended (the AOption Agreement@), pursuant to which Viva and its shareholders granted to WCCI an option (the AOption@) to acquire all of the outstanding capital stock of Viva under the terms and conditions contained therein.

     B. Pursuant to the provisions of Section 2(c) of the Option Agreement, the Shareholders are entitled to receive, as the exercise price for the Option, cash and shares of the capital stock of WCCI (the AOption Consideration@).

     C. WCCI and the Shareholders have agreed to modify the consideration specified in such Section 2(c) of the Option Agreement, and the amount the Shareholders will receive for the exercise of the Option.

     D. WCCI and the Shareholders desire to memorialize the modification of the terms of the Option Agreement as between them by entering into this Agreement, and Viva desires to acknowledge such amendment between WCCI and the Shareholders by executing this Agreement in accordance with the provisions of Section 11(j) of the Option Agreement.

     NOW, THEREFORE, in consideration of the promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WCCI and the Shareholders agree as follows:

     1. Defined Terms. All initially capitalized terms not defined in this Agreement will have the meanings given them in the Option Agreement. For purposes of this Agreement, the term "PASJ Investment Amount" shall mean, with respect to WCCI's common shares, the amount per common share initially paid or to be paid by Petrolera Argentina San Jorge, S.A. ("PASJ") with respect to the common stock portion of its proposed investment in WCCI in exchange for equity securities of WCCI (the "PASJ Investment"). All monetary amounts set forth in this Agreement are in United States dollars.

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     2.  Amendment  as Between  WCCI and the  Shareholders.  The parties  hereby modify and amend, as between WCCI and the Shareholders and only as between WCCI and the Shareholders (and not with respect to PP47), Section 2(c) of the Option Agreement to such extent and in such manner as will give full force and effect to the provisions of paragraph 3 below, and Section 2(c) of the Option Agreement shall be of no further force or effect as between WCCI and the Shareholders (and only as to WCCI and the Shareholders, and not PP47) to the extent contradictory with or to paragraph 3 below. Understanding therefore that the portion of VIVA which is owned directly or indirectly by PP47 is not affected by this Agreement.

     3. Shareholder Exercise Price. Upon and subject to the reversal of the transaction pursuant to which Centuri\n acquired its interest in VIVA, and upon the exercise of the Option, WCCI agrees to pay to the Holding Agent on behalf of the Shareholders, and at the Closing for disbursement to the Shareholders as provided in and subject to the further provisions of the Option Agreement, and as consideration upon the exercise of the Option by WCCI, the following:

              (a) Cash. The amount of $216,485 Dollars of the United States in cash, or by cashiers check, wire transfer, or other acceptable means for payment (the ACash Portion@); and

              (b) Common Stock. Such number of fully paid and non-assessable common shares of WCCI as shall have an aggregate value of $3,550,000 (the ACommon Stock@). The number of WCCI common shares comprising the Common Stock shall be determined by dividing $3,550,000 by the PASJ Investment Amount for WCCI common shares; and

              (c) Preferred Stock. Three Hundred Fifty-Five Thousand (355,000) fully paid and non-assessable Series B preferred shares of WCCI (the APreferred Stock@). The rights, preferences and privileges of the Series B preferred shares shall be governed by the Designation of that series filed with the Office of the Secretary of State of Nevada.

WCCI's delivery to the Holding Agent on behalf of the Shareholders of the consideration set forth in this paragraph 3 shall constitute effective delivery of such consideration to the Shareholders. WCCI shall not be obligated to see to the division or relative distribution of such consideration as between or among the Shareholders. The Shareholders= obligation to deliver a portion of the Exercise Price into an escrow account to be governed in accordance with the terms of the Escrow Agreement shall be satisfied by the delivery to the Escrow Agent of a portion of the Common Stock and Preferred Stock having a value, based on the PASJ Investment Amount for WCCI=s common shares and a $10 value for the Preferred Stock, of $800,000, one-half of which value shall be in Common Stock and one-half of which value shall be in Preferred Stock.

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     4.  Further  Actions.  As further  consideration  for the  execution by the parties of this Agreement, they agree as follows:

              (a) Employment Agreement. WCCI and Williams shall enter into an employment agreement in the United States for services to be performed on behalf of WCCI in the United States pursuant to which WCCI will engage Williams to act in an executive capacity in Latin American Operations of WCCI during the one year period commencing August 1, 1997 and at an annual salary of $120,000. The employment agreement shall contain standard provisions normally found in employment agreements, including provisions relating to termination, non-competition and Williams' duties and obligations.

              (b) WCCI Investment in Viva. During the first year after the Closing of the Option Agreement, WCCI and/or its affiliates will provide Viva with financing (in the form of loans, capital contributions, arranged third party financing and/or otherwise as WCCI shall determine) in an amount equal to $1.5 million budgeted for such period, as determined by WCCI's board of directors. During the second and third years after the Closing of the Option Agreement, WCCI and/or its affiliates will provide financing to Viva based on such operating budgets as shall be approved by WCCI's board of directors. Notwithstanding the foregoing, WCCI=s obligation to fund all or any portion of the amounts set forth in this paragraph 4(b) shall be contingent upon the existence of no adverse events in Venezuela or the telecommunications market which would render any such investments imprudent based on the determination of WCCI=s Board of Directors.

              (c) Board Seat. Unless waived in writing by Williams, until the earlier of the third anniversary of the Closing of the Option Agreement or immediately preceding the closing of an underwritten public offering registered with the Securities and Exchange Commission (on a form other then Forms S-4, S-8 or similar forms) which results in net proceeds to WCCI of at least $15 million and a market capitalization (post money) of at least $50 million, the Company shall use its best efforts to elect one person designated by Williams to its board of directors. In connection therewith, WCCI shall use its best efforts to deliver to Williams an executed Shareholders Agreement, in the form of Exhibit AA@ attached hereto, relating to the agreement of certain shareholders of WCCI to vote their equity securities in WCCI in favor of Williams' designee in any such election of WCCI=s board of directors.

     5. Ratification of Option Agreement. Except as specifically provided herein, each of the parties hereto hereby ratifies and affirms the terms and conditions of the Option Agreement, which are incorporated herein by this reference.

     6. Further Actions. The Shareholders hereby agree to use their best efforts (which shall include, without limitation, voting any equity securities they hold in Centuri\n) to cause the reversal of the transaction whereby Centuri\n acquired its interest in VIVA. The securities to be acquired by WCCI upon the exercise of the Option shall be deemed to include all interests presently held by the Shareholders in VIVA and all interests acquired by reason of the reversal of the Centuri\n transaction.

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     IN WITNESS  WHEREOF,  this Agreement has been executed as of the date first above written.

     CARACAS VIVA VISION T.V., S.A.

     By:  /s/Donald A. Williams
     Its:  President


     WIRELESS CABLE & COMMUNICATIONS, INC.

     By:  /s/Lance D=Ambrosio
     Its:  President

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